Exhibit 1.1

MAGELLAN MIDSTREAM PARTNERS, L.P.

UNDERWRITING AGREEMENT

August 8, 2019

Barclays Capital Inc.

PNC Capital Markets LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

As Managers of the several Underwriters

named in Schedule I hereto (the “Managers”)

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

c/o PNC Capital Markets LLC

300 Fifth Avenue, 10th Floor

Pittsburgh, Pennsylvania 15222

c/o SunTrust Robinson Humphrey, Inc.

3333 Peachtree Road NE, 11th Floor

Atlanta, Georgia 30326

c/o TD Securities (USA) LLC

31 West 52nd Street, 2nd Floor

New York, New York 10019

c/o Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Ladies and Gentlemen:

Magellan Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), proposes to issue and sell to the several underwriters named in Schedule I hereto (collectively, the “Underwriters”) $500 million aggregate principal amount of its 3.950% Senior Notes due 2050 (the “Notes”) to be issued pursuant to the terms of an indenture (the “Original Indenture”) between the Partnership and U.S. Bank National Association, as trustee (the “Trustee”), dated as of August 11, 2010, as amended and supplemented by the Tenth Supplemental Indenture for the Notes, to be dated as of August 19, 2019 (the “Supplemental Indenture”). The Original Indenture, as so amended and supplemented, is referred to herein as the “Indenture.”

The Partnership has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (File No. 333-223097), including a prospectus, on Form S-3 relating to the securities (the “Shelf Securities”), including the Notes, to be issued from time to time by the Partnership. The registration statement as amended to the date of this Underwriting Agreement (this “Agreement”), including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement,” and the related prospectus covering the Shelf Securities dated February 20, 2018 in the form first used to confirm sales of the Notes (or in the form first made available to the Underwriters by the Partnership to meet requests of purchasers pursuant to Rule 173 of the Rules and Regulations (as defined below)) is hereinafter referred to as the “Base Prospectus.” The term “Effective Date” means any date as of which any part of the Registration Statement relating to the Shelf Securities became, or is deemed to have become, effective under the Securities Act in accordance with the rules and regulations (the “Rules and Regulations”) of the Commission thereunder. The Base Prospectus, as supplemented by the prospectus supplement specifically relating to the Notes in the form first used to confirm sales of the Notes (or in the form first made available to the Underwriters by the Partnership to meet requests of purchasers pursuant to Rule 173 of the Rules and Regulations) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus. For purposes of this Agreement, “Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations) prepared by or on behalf of the Partnership or used or referred to by the Partnership in connection with the offering of the Notes and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) of the Rules and Regulations that has been made available without restriction to any person.

At or prior to the time when sales of the Notes were first made (the “Time of Sale”), the Partnership had prepared the following information (collectively, the “Time of Sale Prospectus”): the preliminary prospectus, together with each free writing prospectus identified in Schedule II hereto.

As used herein, the terms “Registration Statement,” “preliminary prospectus,” “Base Prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, the Base Prospectus, the Time of Sale Prospectus or any free writing prospectus shall include all documents subsequently filed by the Partnership with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

This Agreement is to confirm the agreement among the Partnership and the Underwriters concerning the purchase of the Notes from the Partnership by the Underwriters.

1.    Representations, Warranties and Agreements of the Partnership. The Partnership represents and warrants to, and agrees with, each Underwriter that:

(a) Effectiveness of Registration Statement. The Registration Statement relating to the Notes (i) has been prepared by the Partnership in conformity with the requirements of the Securities Act and the Rules and Regulations; (ii) has been filed with the Commission under the Securities Act; and (iii) is effective under the Securities Act. Copies of such registration statement and any amendments thereto have been delivered by the Partnership to the Underwriters.

(b)    Well-Known Seasoned Issuer. The Partnership was, (i) at the time of filing of the Registration Statement and (ii) at the time of the most recent amendment thereto (whether by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act, or form of prospectus) for purposes of complying with Section 10(a)(3) of the Securities Act (or, if any such amendment was not made within the time period required by Section 10(a)(3) of the Securities Act, at the date on which such amendment was required), a “well-known seasoned issuer” (as defined in Rule 405 of the Rules and Regulations). The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405 of the Rules and Regulations) and was not filed earlier than the date that is three years prior to the Closing Date (as defined in Section 4 hereof). The Partnership was not at the time of filing of the Registration Statement and at the earliest time thereafter that the Partnership or another offering participant made a bona fide offer (within the meaning of Rule 164 of the Rules and Regulations) of the Notes, and will not be on the Closing Date, an “ineligible issuer” (as defined in Rule 405 of the Rules and Regulations).

(c)    Conformity to Securities Act. The Registration Statement conformed and will conform in all material respects on the Effective Date and on the Closing Date, and any amendment to the Registration Statement filed after the date hereof will conform in all material respects when filed with the Commission, to the requirements of the Securities Act and the Rules and Regulations. The Time of Sale Prospectus conformed, and the Prospectus will conform in all material respects when filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations and on the Closing Date to the requirements of the Securities Act and the Rules and Regulations. The documents incorporated by reference in the Registration Statement, the Time of Sale Prospectus or the Prospectus conformed or will conform, when filed with the Commission in all material respects, to the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the Commission thereunder. The Partnership has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Rules and Regulations objecting to the use of the automatic shelf registration statement form.

(d)    Misleading Statements – Registration Statement. The Registration Statement did not, as of the Effective Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and each of the statements made by the Partnership in the Registration Statement and any further amendments to the Registration Statement within the coverage of Rule 175(b) of the Rules and Regulations was made with a reasonable basis and in good faith;

provided that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of the Underwriters specifically for inclusion therein, which information is specified in Section 8(b).

(e)    Misleading Statements – Prospectus. The Prospectus will not, as of its date and on the Closing Date, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements made or to be made by the Partnership in the preliminary prospectus or the Prospectus, as applicable, and any further supplements to the preliminary prospectus or the Prospectus within the coverage of Rule 175(b) of the Rules and Regulations was made with a reasonable basis and in good faith; provided that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of the Underwriters specifically for inclusion therein, which information is specified in Section 8(b).

(f)    Misleading Statements – Documents Incorporated by Reference. The documents incorporated by reference in the Registration Statement, the Time of Sale Prospectus or the Prospectus did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission and on the Closing Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g)    Misleading Statements – Time of Sale Prospectus. The Time of Sale Prospectus did not, as of the Time of Sale, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Time of Sale Prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of the Underwriters specifically for inclusion therein, which information is specified in Section 8(b).

(h)    Misleading Statements – Free Writing Prospectuses. Each Issuer Free Writing Prospectus (including, without limitation, any road show that is a free writing prospectus under Rule 433 of the Rules and Regulations), when considered together with the Time of Sale Prospectus as of the Time of Sale, did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the price of the Notes and disclosures directly relating thereto will be included in the Prospectus.

(i)    Free Writing Prospectuses. Each Issuer Free Writing Prospectus conformed or will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations on the date of first use, and the Partnership has complied with all prospectus delivery requirements and any filing requirements applicable to such Issuer Free Writing Prospectus pursuant to the Rules and Regulations. The Partnership has not made any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Managers. The Partnership has retained in accordance with the Rules and Regulations all Issuer Free Writing Prospectuses that were not required to be filed pursuant to the Rules and Regulations. Each Issuer Free Writing Prospectus, as of the date of first use and at all subsequent times through the completion of the public offer and sale of the Notes or until any earlier date that the Partnership notified or notifies the Managers as described in Section 5(a)(vi), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified.

(j)    Formation and Qualification. The Partnership has been duly formed and is validly existing under the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and Magellan GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), has been duly formed and is validly existing under the Delaware Limited Liability Company Act (the “DLLCA”). Attached hereto as Schedule III is a listing of each of the Partnership’s “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) (each a “Significant Subsidiary” and collectively, the “Significant Subsidiaries”). Each of the Partnership’s Significant Subsidiaries has been duly formed, is validly existing as a corporation, limited liability company or limited partnership, as the case may be, and is in good standing under the laws of the jurisdiction in which it is formed (such jurisdictions listed on Schedule III). Each of the Partnership, the General Partner and the Significant Subsidiaries (each a “Partnership Entity” and collectively, the “Partnership Entities”) has full corporate, limited liability or partnership power, as the case may be, and authority to own or lease, as the case may be, and to operate its properties and conduct its business in which it is engaged, and is duly registered or qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction that requires such registration or qualification, except where the failure to be so registered or qualified or in good standing would not reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), earnings, cash flow, results of operations, or business prospects of the Partnership and its direct or indirect subsidiaries (collectively, the “Subsidiaries”), taken as a whole (a “Material Adverse Effect”), or (ii) subject the limited partners of the Partnership to any material liability or disability.

(k)    Ownership of Interests; Significant Subsidiaries. All the outstanding equity interests of each Significant Subsidiary have been duly and validly authorized and issued in accordance with such Significant Subsidiary’s governing documents and are fully paid (in the case of any Significant Subsidiary that is a limited liability company, to the extent required by such Significant Subsidiary’s limited liability company agreement, and in the case of any Significant Subsidiary that is a limited partnership, to the extent required by such Significant Subsidiary’s agreement of limited partnership) and non-assessable (in the case of any Significant Subsidiary that is a limited liability company, except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA, and in the case of any Significant Subsidiary that is a limited partnership, except as such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the DRULPA), and all outstanding equity interests of the Significant Subsidiaries are owned by the Partnership either directly or through wholly owned subsidiaries free and clear of all liens, encumbrances, security interests, charges or other claims (collectively, “Liens”), except for any Liens described in the Time of Sale Prospectus and the Prospectus.

(l)    Ownership of the General Partner. The Partnership owns 100% of the issued and outstanding membership interests in the General Partner; such membership interests have been duly authorized and validly issued in accordance with the limited liability company agreement of the General Partner, and the Partnership owns such membership interests free and clear of all Liens, except for any Liens described in the Time of Sale Prospectus and the Prospectus.

(m)    Ownership of the General Partner Interest in the Partnership. The General Partner is the sole general partner of the Partnership and owns a non-economic general partner interest in the Partnership (the “GP Interest”); such GP Interest has been duly authorized and validly issued in accordance with the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership (as amended from time to time, the “Partnership Agreement”), and the General Partner owns such GP Interest free and clear of all Liens, except for any Liens described in the Time of Sale Prospectus and the Prospectus.

(n)    Ownership of the Outstanding Common Units. As of the Time of Sale and the date of the Prospectus, the Partnership will have no limited partner interests issued and outstanding other than 227,789,686 common units representing limited partner interests in the Partnership (“Common Units”) held by public unitholders and 613,742 Common Units held by executive officers and directors of the General Partner; all of such Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the DRULPA).

(o)    Authority. The Partnership has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the Partnership has all requisite power and authority to execute and deliver the Notes and to perform its obligations thereunder and under the Original Indenture and the Supplemental Indenture (this Agreement, the Notes, the Original Indenture and the Supplemental Indenture are each referred to herein individually as a “Debt Document” and collectively as the “Debt Documents”). On the Closing Date, all actions required to be taken by the Partnership Entities for (i) the due and proper authorization, execution and delivery of the Debt Documents and (ii) the consummation of the transactions contemplated by the Debt Documents shall have been validly taken.

(p)    Authorization of the Agreement. This Agreement has been duly authorized, executed and delivered by the Partnership.

(q)    Authorization and Enforceability of the Indenture. The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and has been duly and validly authorized by the Partnership, and as of the Closing Date, the Indenture (i) will comply as to form with the requirements of the Trust Indenture Act, (ii) will be executed and delivered by the Partnership and (iii) assuming due authorization, execution and delivery by the Trustee, will constitute, a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”); and provided further, that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws.

(r)    Valid Issuance of the Notes. The Notes have been duly authorized by the Partnership for issuance and sale to the Underwriters and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Partnership enforceable against the Partnership in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(s)    Descriptions. Each Debt Document that is described in the Registration Statement, the Time of Sale Prospectus and the Prospectus conforms in all material respects to the description thereof contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(t)    No Violations. None of the (i) offering, issuance or sale of the Notes by the Partnership, (ii) execution or delivery of this Agreement, the Notes or the Supplemental Indenture by the Partnership, (iii) performance of the Debt

Documents by the Partnership, (iv) consummation of the transactions contemplated by the Debt Documents, or (v) application of the proceeds from the sale of the Notes as described under “Use of Proceeds” in each of the Time of Sale Prospectus and the Prospectus result in a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, or imposition of any Lien upon any property or assets of the Partnership or any of its Subsidiaries pursuant to (A) the certificate of limited partnership or agreement of limited partnership, certificate of formation or limited liability company agreement, or other organizational documents of any of the Partnership Entities, (B) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Partnership or any of its Subsidiaries is a party or by which any of them are bound or to which any of their respective properties is subject, or (C) any statute, law, rule, regulation, judgment, order or decree applicable to the Partnership or any of its Subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Partnership or any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (B) and (C), for such breaches, violations, defaults or Liens as would not, individually or in the aggregate, have a Material Adverse Effect, would not affect the validity of the Notes, or would not materially impair the ability of the Partnership to perform its obligations under the Debt Documents.

(u)    No Consents Regarding the Offering. No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with (i) the offering, issuance or sale of the Notes, (ii) the execution or delivery of this Agreement, the Notes or the Supplemental Indenture, (iii) the performance of the Debt Documents, or compliance with the terms thereof, by the Partnership, (iv) the consummation of the transactions contemplated by the Debt Documents (including the issuance and sale of the Notes), or (v) the application of the proceeds from the sale of the Notes as described under “Use of Proceeds” in each of the Time of Sale Prospectus and the Prospectus, except for (A) such consents that have been obtained or will be obtained prior to the Closing Date, (B) such consents that may be required under the Securities Act, the Exchange Act, the Trust Indenture Act and the “blue sky” laws of any jurisdiction in connection with the purchase and distribution of the Notes by the Underwriters in the manner contemplated herein and in the Prospectus and (C) such consents that, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect or would not materially impair the ability of the Partnership to perform its obligations under the Debt Documents.

(v)    No Default. No Partnership Entity is in violation of any provision of its certificate of limited partnership or agreement of limited partnership, certificate of formation or limited liability company agreement, or other organizational documents; and neither the Partnership nor any of its Subsidiaries (i) is in breach, default (and no event that, with notice or lapse of time or both, would constitute such a default has occurred or is continuing) or violation in the performance of any obligation, agreement or condition contained in any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (ii) is in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such entity or any of its properties or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except in the case of clauses (i) and (ii), as would not have a Material Adverse Effect or would not materially impair the ability of the Partnership to perform its obligations under the Debt Documents.

(w)    Independent Public Accountants. Ernst & Young LLP, which has certified certain financial statements of the Partnership and its consolidated subsidiaries, the reports of which are incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus (and any amendment or supplement thereto) and which has delivered the letter referred to in Section 7(e) hereof, is and has been, during the periods covered by the financial statements on which it reported, an independent registered public accounting firm with respect to the Partnership as required by the Securities Act and the Rules and Regulations and the Public Company Accounting Oversight Board (the “PCAOB”).

(x)    Adequacy of Financial Statements. The historical financial statements (including the related notes and supporting schedules) included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus, and the Prospectus (and any amendment or supplement thereto) comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and the Exchange Act and present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods to which they apply, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. Any summary selected historical financial information set forth in the Registration Statement, the Time of Sale Prospectus and the Prospectus (and any amendment or supplement thereto) is accurately presented in all material respects and prepared on a basis consistent with the audited and unaudited historical consolidated financial statements from which it has been derived. The interactive data in eXtensible Business Reporting Language (“XBRL”) incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Final Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(y)    Absence of Certain Changes. The Partnership and its Subsidiaries (taken as a whole) have not sustained, since the date of the latest audited financial statements included or incorporated by reference in the most recent preliminary prospectus, any material loss or interference with their collective business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Time of Sale Prospectus and the Prospectus, other than as would not reasonably be expected to have a Material Adverse Effect; and, since such date, (i) there has not been any change in the capitalization or long-term debt or the capitalization or consolidated long-term debt of the Partnership and its Subsidiaries, taken as a whole, or (ii) any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, consolidated financial position, securityholders’ equity, capitalization, results of operations, business or prospects of the Partnership Entities, taken as a whole, otherwise than as described, set forth or contemplated in the Time of Sale Prospectus and the Prospectus.

(z)    No Omitted Descriptions; Legal Descriptions. There is no legal or governmental proceeding pending or, to the knowledge of the Partnership, threatened or contemplated, against the Partnership or any of its Subsidiaries, or to which any such entity is a party, or to which any such Partnership Entity is a party, or to which any of their respective properties or assets is subject, that is required to be described in the Registration Statement, the Time of Sale Prospectus or Prospectus, which are not described as required, and there is no franchise, contract, or other document of a character required to be described in the Registration Statement, the Time of Sale Prospectus or Prospectus, or to be filed as an exhibit thereto, which is not described or filed as required. The statements included in or incorporated by reference into the Registration Statement, the Time of Sale Prospectus and the Prospectus under the headings “Description of Our Debt Securities,” “Description of Our Partnership Agreement” and “Description of Notes,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings; and the discussions under the heading “Certain United States federal income tax considerations” in the Registration Statement, the Time of Sale Prospectus and Prospectus, to the extent they relate to matters of United States federal income tax law, are accurate in all material respects.

(aa)    Title to Properties. Each of the Partnership and its Subsidiaries owns or leases or has such other valid and enforceable rights to use all such assets and properties as are necessary to the conduct of its business and operations as described in the Time of Sale Prospectus and the Prospectus or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except as are described in the Time of Sale Prospectus and the Prospectus; provided that, with respect to pipeline rights-of-way, the Partnership represents only that neither the Partnership nor any Subsidiary has received any actual notice or claim from any owner of land upon which its pipeline is located (i) that any of such entities, as applicable, does not have sufficient title to enable it to use and occupy the pipeline rights-of-way as they are used and occupied as described in the Time of Sale Prospectus and the Prospectus, (ii) which constitute valid claims that have not been satisfied by the applicable parties and (iii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(bb)    Permits. The Partnership and each of its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its respective businesses, except where the failure to possess such licenses, certificates, permits and other authorizations would not, individually or in the aggregate, have a Material Adverse Effect, and neither the Partnership nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit which, if the subject of an unfavorable decision, ruling or finding, would have, individually or in the aggregate, a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus.

(cc)    Books and Records; Accounting Controls. The Partnership (i) makes and keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) the interactive data in XBRL incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Final Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(dd)    Related Party Transactions. No relationship, direct or indirect, exists between or among the Partnership or any of its Subsidiaries on the one hand, and the directors, officers, partners, securityholders, customers or suppliers of the Partnership or any of its Subsidiaries on the other hand, which is required to be described in the Registration Statement, the Time of Sale Prospectus and the Prospectus and which is not so described.

(ee)    Absence of Conflict of Interest. Except as disclosed in the Time of Sale Prospectus and the Prospectus, neither the Partnership nor any of its Subsidiaries (i) has any material lending or other relationship with any bank or lending affiliate of the Underwriters and (ii) intends to use any of the proceeds from the sale of the Notes hereunder to repay any outstanding debt owed to any affiliate of the Underwriters.

(ff)    Environmental Compliance. The Partnership and its Subsidiaries are (i) in compliance with any and all applicable federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); and (ii) have not received notice of any actual or potential liability under any environmental law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus. Except as set forth in the Partnership’s filings with the Commission or the Time of Sale Prospectus and the Prospectus, neither the Partnership nor any of its Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(gg)    Effect of Environmental Laws. In the ordinary course of its business, the Partnership periodically reviews the effect of Environmental Laws on the business, operations and properties of the Partnership and its Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or permits, licenses or approvals, related constraints on operating activities and potential liabilities to third parties). On the basis of such review, the Partnership has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus.

(hh)    Cybersecurity; Data Protection. Except as could not be expected, individually or in the aggregate, to have a Material Adverse Effect, the Partnership’s and its Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) operate and perform as required in connection with the operation of the business of the Partnership and its Subsidiaries as currently conducted, free and clear of, to the knowledge of the Partnership, all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Except as could not be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Partnership and its Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and all personal data and sensitive, confidential or regulated data maintained or processed by the Partnership and its Subsidiaries in connection with their businesses (collectively, the “Confidential Data”), and (ii)

to the knowledge of the Partnership, there have been no breaches, violations, outages or unauthorized uses of or accesses to such Confidential Data, except for those that have been remedied without material cost or liability or the duty to notify any other person. Except as could not be expected, individually or in the aggregate, to have a Material Adverse Effect, to the knowledge of the Partnership, the Partnership and its Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, and all internal policies and contractual obligations of the Partnership and its Subsidiaries, governing the privacy and security of IT Systems and Confidential Data and the protection of such IT Systems and Confidential Data from unauthorized use, access, misappropriation or modification.

(ii)    Insurance. Each of the Partnership Entities carries, or is covered by, insurance in such amounts and covering such risks as is reasonably appropriate for the conduct of its business and the value of their respective properties and as is customary for businesses engaged in similar businesses in similar industries, and no Partnership Entity has received notice of cancellation or non-renewal of such insurance.

(jj)    Litigation. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Partnership or any of its Subsidiaries or their property is pending or, to the best knowledge of the Partnership, threatened that (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the performance of the Debt Documents or the consummation of any of the transactions contemplated thereby or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except as set forth in or contemplated in the Time of Sale Prospectus and the Prospectus.

(kk)    No Labor Disputes. No labor disturbance by the employees of the Partnership or any of its Subsidiaries exists or, to the knowledge of the Partnership is imminent or threatened, which could reasonably be expected to have a Material Adverse Effect, except as otherwise publicly disclosed.

(ll)    Intellectual Property. Each of the Partnership Entities owns or possesses adequate rights to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights and licenses necessary for the conduct of its business as now conducted or as proposed in the Time of Sale Prospectus or Prospectus to be conducted, except for failures of ownership or use that would not reasonably be expected to have a Material Adverse Effect. No Partnership Entity is aware of any claim to the contrary or any challenge by any other person to the rights of any of the Partnership Entities with respect to the foregoing, except as set forth in the Time of Sale Prospectus and the Prospectus.

(mm)    Investment Company. The Partnership is not and, after giving effect to the offering, issuance and sale of the Notes pursuant to this Agreement, will not be, an “investment company” or a company “controlled by” an “investment company” as defined in the Investment Company Act of 1940, as amended.

(nn)    Employee Benefit Matters. The Partnership and the General Partner are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the General Partner or the Partnership would have any liability; neither the Partnership nor the General Partner has incurred nor does either expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the General Partner or the Partnership would have any liability that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred, whether by action or by failure to act, which could reasonably be expected to cause the loss of such qualification.

(oo)    FCPA. None of the Partnership or any of its Subsidiaries, nor to the knowledge of the Partnership, any director, officer, agent, employee or other person associated with or acting on behalf of any such entity, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, has made any direct or indirect unlawful payment from corporate funds to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office, has violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable anti-bribery or anti-corruption laws in any applicable jurisdiction, or has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(pp)    Money Laundering Laws. The operations of the Partnership and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Partnership and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Partnership or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Partnership, threatened.

(qq)    Office of Foreign Assets Control. Neither the Partnership nor any of its Subsidiaries is and, to the knowledge of the Partnership, no director, officer, agent, employee or other person associated with or acting on behalf of the Partnership Entities is currently the subject or target of any sanctions administered or enforced by the U. S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor are any of the Partnership or its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”); and neither the Partnership nor any of its Subsidiaries will directly or indirectly use the proceeds from the sale of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any affiliate, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions; (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as initial purchaser, advisor, investor or otherwise) of Sanctions. For the past five years, the Partnership and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(rr)    Other Sales; No Stabilizing Transactions. The Partnership has not sold or issued any securities of the same class as the Notes during the six-month period preceding the date of the Prospectus. No Partnership Entity or any affiliate of such entity has taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Notes.

(ss)    No Prohibition on Dividends or Distribution. No Partnership Entity is currently prohibited, directly or indirectly, from (i) paying any dividends to the Partnership, (ii) making any other distribution on such entity’s capital stock or partnership or limited liability company interests, (iii) repaying to the Partnership any loans or advances to such entity or (iv) transferring any of such entity’s property or assets to the Partnership or any other Partnership Entity, except as described in or contemplated by the Time of Sale Prospectus.

(tt)    Statistical Data. The statistical and market-related data included in the Time of Sale Prospectus and the Registration Statement are based on or derived from sources which the Partnership believes to be reliable and accurate.

(uu)    Sarbanes Oxley Act. There is and has been no failure on the part of the Partnership or, to the knowledge of the Partnership, any of the directors or officers of the General Partner, in its capacity as the general partner of the Partnership, to comply in all material respects with any provision of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(vv)    Disclosure Controls and Procedures. The Partnership has established and maintains disclosure controls and procedures (as such term is defined in rule 13a-15 under the Exchange Act), which (i) are designed to ensure that material information relating to the Partnership, including its consolidated subsidiaries, is made known to the General Partner’s principal executive officer and principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of June 30, 2019, and (iii) are effective in all material respects to perform the functions for which they were established.

(ww)    Internal Control Over Financial Reporting. Since the date of the most recent audited balance sheet of the Partnership and its consolidated subsidiaries reviewed or audited by Ernst & Young LLP and the audit committee of the board of directors of the General Partner, (i) the Partnership has not been advised of (A) any significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect the ability of the Partnership and each of its Subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Partnership and each of its Subsidiaries, and (ii) since that date, there have been no changes in internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses, that has materially affected, or is reasonably likely to materially affect, the Partnership’s internal control over financial reporting.

(xx)    Tax Matters. Each of the Partnership Entities has filed (or has obtained extensions with respect to) all material tax returns required to be filed through the date hereof, which returns are complete and correct in all material respects, and has paid all taxes shown to be due pursuant to such returns, other than those which (i) if not paid, would not have a Material Adverse Effect, or (ii) are being contested in good faith. No tax deficiency has been determined adversely to any Partnership Entity which has had (nor does the Partnership have any knowledge of any tax deficiency which, if determined adversely to any Partnership Entity, could reasonably be expected to have) a Material Adverse Effect.

(yy)    No Distribution of Offering Materials. No Partnership Entity has distributed or, prior to the later to occur of the Closing Date and completion of the distribution of the Notes, will distribute any offering material in connection with the offering, issuance and sale of the Notes other than any preliminary prospectus, the Prospectus, any Issuer Free Writing Prospectus to which the Managers have consented in accordance with Sections 1(i) and 5(a)(v) and any Issuer Free Writing Prospectus set forth in Schedule II hereto.

(zz)    No Changes. Since the date as of which information is given in the most recent preliminary prospectus through the date hereof, and except as may otherwise be disclosed in the Time of Sale Prospectus, no Partnership Entity has (i) issued or granted any securities, (ii) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations which were incurred in the ordinary course of business, (iii) entered into any transaction not in the ordinary course of business or (iv) declared or paid any distributions other than to another Subsidiary.

(aaa)    No Broker’s Fees. Except pursuant to this Agreement, none of the Partnership Entities has incurred any liability for any finder’s or broker’s fees or agent’s commissions in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Any certificate signed by any officer on behalf of the Partnership and delivered to the Underwriters or counsel for the Underwriters in connection with the offering of the Notes shall be deemed a representation and warranty by such entity, as to matters covered thereby, to the Underwriters.

2.    Agreements to Sell and Purchase. The Partnership hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Partnership the respective principal amount of the Notes set forth in Schedule I hereto opposite its name at a price equal to 99.035% of the principal amount thereof plus accrued interest, if any, from the Closing Date.

3.    Terms of Public Offering. The Partnership is advised by you that the Underwriters propose to make a public offering of their respective portions of the Notes as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable. The Partnership is further advised by you that the Notes are to be offered to the public upon the terms set forth in the Prospectus.

4.    Payment and Delivery. Payment for the Notes shall be made to the Partnership in Federal or other funds immediately available in New York City against delivery of such Notes for the respective accounts of the several Underwriters at 10:00 a.m., New York City time on August 19, 2019. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for the Notes shall be made against delivery to you on the Closing Date for the respective accounts of the several Underwriters of the Notes registered in the names and denominations as you shall request in writing not later than one full business day prior to the Closing Date, with any transfer taxes payable in connection with the sale of the Notes to the Underwriters duly paid by the Partnership.

5.    Covenants of the Partnership and the Underwriters.

(a)    The Partnership covenants with each Underwriter as follows:

(i)    Fee Payment. To pay the required Commission filing fees relating to the Notes within the time period required by Rule 456(b)(1) of the Rules and Regulations without regard to the proviso therein and otherwise in accordance with Rule 456(b) and 457(r) of the Rules and Regulations;

(ii)    Copies of Registration Statement. To furnish promptly to the Underwriters and to counsel for the Underwriters a conformed copy of the Registration Statement as originally filed with the Commission, and each amendment thereto filed with the Commission, including all consents and exhibits filed therewith;

(iii)    Copies of Prospectus and Incorporated Documents. To deliver promptly to the Underwriters such number of the following documents as the Underwriters shall reasonably request if such document is not otherwise available on EDGAR (other than the Prospectus and any amended or supplemented Prospectus): (A) the Prospectus and any amended or supplemented Prospectus, (B) each Issuer Free Writing Prospectus and (C) any document incorporated by reference in the Registration Statement or the Prospectus; and, if the delivery of a prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Rules and Regulations) is required at any time after the date hereof in connection with the offering, issuance or sale of the Notes and if at such time any events shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act or a request from the Commission, to notify the Managers and, upon request, to file such document that will correct such statement or omission or effect such compliance and to prepare and furnish without charge to the Underwriters and to any dealer in securities as many copies as the Underwriters may from time to time reasonably request of such amended or supplemented Prospectus;

(iv)    Amendments or Supplements. Prior to filing with the Commission any amendment or supplement to the Registration Statement, at or prior to the Closing Date, or any amendment or supplement to the Time of Sale Prospectus or the Prospectus, or any document incorporated by reference in the Time of Sale Prospectus or the Prospectus or any amendment to any document incorporated by reference in the Time of Sale Prospectus or the Prospectus at or prior to the Closing Date, to furnish a copy thereof to the Underwriters and counsel for the Underwriters and obtain the consent of the Managers to the filing; if at any time when the Notes remain unsold by the Underwriters the Partnership receives from the Commission a notice pursuant to Rule 401(g)(2) of the Rules and Regulations or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Partnership will (A) promptly notify the Managers, (B) promptly file a new registration statement or post-effective amendment on the proper form relating to the Notes, in a form satisfactory to the Managers, (C) use its best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (D) promptly notify the Managers of such effectiveness; and the Partnership will take all other action necessary or appropriate to permit the public offering and sale of the Notes to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) of the Rules and Regulations notice or for which the Partnership has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be;

(v)    Issuer Free Writing Prospectus. Not to make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Managers;

(vi)    Retention of Issuer Free Writing Prospectus. To retain in accordance with the Rules and Regulations all Issuer Free Writing Prospectuses not required to be filed pursuant to the Rules and Regulations; and if at any time after the date hereof, any events shall have occurred as a result of which any Issuer Free Writing Prospectus, as then amended or supplemented, would conflict with the information in the Registration Statement, the Time of Sale Prospectus or the Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement any Issuer Free Writing Prospectus, to notify the Managers and, upon their request, to file such document and to prepare and furnish without charge to the Underwriters as many copies as the Underwriters may from time to time reasonably request of an amended or supplemented Issuer Free Writing Prospectus that will correct such conflict, statement or omission or effect such compliance;

(vii)    Reports to Securityholders. As soon as practicable after the “effective date” (as defined in Rule 158 of the Rules and Regulations), to make generally available to the Partnership’s securityholders and to deliver to the Underwriters an earnings statement of the Partnership and its consolidated subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the Rules and Regulations (including, at the option of the Partnership, Rule 158);

(viii)    Copies of Reports. For a period of two (2) years following the date hereof, to furnish to the Underwriters or to make available via the Commission’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System copies of all materials furnished by the Partnership to its securityholders and all reports and financial statements furnished by the Partnership to the principal national securities exchange upon which the Notes may be listed pursuant to requirements of or agreements with such exchange or to the Commission pursuant to the Exchange Act or any rule or regulation of the Commission thereunder;

(ix)    Blue Sky Registration. Promptly from time to time to take such actions as the Managers may reasonably request to qualify the Notes for offering and sale under the securities or “blue sky” laws of such jurisdictions as the Managers may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary for the resale of the Notes; provided that in connection therewith the Partnership shall not be required to (A) qualify as a foreign entity in any jurisdiction in which it would not otherwise be required to so qualify, (B) file a general consent to service of process in any such jurisdiction or (C) subject itself to taxation in any jurisdiction in which it would not otherwise be subject;

(x)    Application of Proceeds. To apply the net proceeds from the offering of the Notes as set forth in the Time of Sale Prospectus and the Prospectus;

(xi)    Term Sheet. To prepare a final term sheet relating to the offering of the Notes, containing only information that describes the final terms of the Notes, substantially in the form of Annex I hereto and approved by the Underwriters, and to file such final term sheet within the period required by Rule 433(d)(5)(ii) of the Rules and Regulations following the date the final terms have been established for the offering of the Notes; and

(xii)    Clear Market. During the period from the date hereof through and including the business day following the Closing Date, the Partnership will not, without the prior written consent of the Underwriters, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Partnership and having a tenor of more than one year.

(b)    Each Underwriter severally agrees that it shall not include any “issuer information” (as defined in Rule 433 of the Rules and Regulations) in any “free writing prospectus” (as defined in Rule 405 of the Rules and Regulations) used or referred to by the Underwriters without the prior consent of the Partnership; provided that (i) no such consent shall be required with respect to (A) any such issuer information contained in any document filed by the Partnership with the Commission prior to the use of such free writing prospectus, and (B) use by an Underwriter of a free writing prospectus that, solely as a result of use by such Underwriter, would not trigger an obligation to file such free writing prospectus with the Commission pursuant to Rule 433, and (ii) “issuer information,” as used in this Section 5(b), shall not be deemed to include information prepared by or on behalf of the Underwriters on the basis of or derived from issuer information.

6.    Expenses. The Partnership agrees with each Underwriter that whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Partnership’s counsel and the Partnership’s accountants in connection with the registration and delivery of the Notes under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Partnership and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Notes to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any “blue sky” or legal investment memorandum in connection with the offer, issuance and sale of the Notes under state securities laws and all expenses in connection with the qualification of the Notes for offer and sale under state securities laws as provided in Section 5(a)(ix) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the “blue sky” or legal investment memorandum, (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Notes by the Financial Industry Regulatory Authority, (v) any applicable listing or other similar fees, (vi) any fees charged by rating agencies for rating the Notes; (vii) the fees and expenses of the Trustee and any paying agent (including the related fees and expenses of any counsel to such parties), (viii) the costs and expenses of the Partnership relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Notes, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics and travel and lodging expenses of the representatives and officers of the General Partner, (ix) the document production charges and expenses associated with printing the Debt Documents and (x) all other costs and expenses incident to the performance of the obligations of the Partnership hereunder for which provision is not otherwise made in this Section 6. It is understood, however, that except as provided in this Section 6 and in Sections 8 and 9 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Notes by them and any advertising expenses connected with any offers they may make.

7.    Conditions of Underwriters’ Obligations. The respective obligations of the Underwriters hereunder are subject to the accuracy, when made and on the Closing Date of the representations and warranties of the Partnership contained herein, to the performance by the Partnership of its obligations hereunder, to the accuracy of the statements of the Partnership made in any certificates delivered pursuant hereto, and to each of the following additional terms and conditions:

(a)    The Prospectus shall have been timely filed with the Commission; any material required to be filed by the Partnership pursuant to Rule 433(d) of the Rules and Regulations shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; the Partnership shall have complied with all filing requirements applicable to any Issuer Free Writing Prospectus used or referred to after the date hereof; no stop order suspending the effectiveness of the Registration Statement or any part thereof or preventing or suspending the use of the Prospectus or any Issuer Free Writing Prospectus shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; no notice pursuant to Rule 401(g)(2) of the Rules and Regulations shall have been received; any request of the Commission for inclusion of additional information in the Registration Statement or the Prospectus or otherwise shall have been disclosed to the Underwriters and complied with to their satisfaction; and the Commission shall not have notified the Partnership of any objection to the use of the form of the Registration Statement.

(b)    All partnership and limited liability company proceedings and other legal matters incident to the authorization, execution and delivery of the Debt Documents, the authorization, execution and filing of the Registration Statement, the Prospectus and any Issuer Free Writing Prospectus, and all other legal matters relating to the Debt Documents and the transactions contemplated hereby and thereby shall be reasonably satisfactory in all material respects to counsel for the Underwriters, and the Partnership shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(c)    Latham & Watkins LLP shall have furnished to the Underwriters its written opinions, including its tax opinion, and negative assurance letter, as counsel to the General Partner and the Partnership, addressed to the Underwriters and dated the Closing Date, in the form and substance reasonably satisfactory to the Managers and their counsel.

(d)    The Underwriters shall have received from Hunton Andrews Kurth LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to the sale of the Notes and other related matters as the Underwriters may reasonably require, and the Partnership shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(e)    At the time of execution of this Agreement, the Underwriters shall have received from Ernst & Young LLP a letter (the “initial letter”), in form and substance satisfactory to the Managers, addressed to the Underwriters and dated the date hereof (i) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable rules and requirements adopted by the Commission and the PCAOB and is in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Time of Sale Prospectus and the Prospectus, as of a date not more than three (3) days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.

(f)    On the Closing Date, the Underwriters shall have received from Ernst & Young LLP a letter (the “bring-down letter”), in form and substance satisfactory to the Managers, addressed to the Underwriters and dated the Closing Date, (i) confirming that it is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the PCAOB and is in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than three (3) days prior to the date of the bring-down letter), its conclusions and findings with respect to the financial information and other matters covered by the initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter.

(g)    On the Closing Date, the General Partner shall have furnished to the Underwriters a certificate, dated the Closing Date of its Chief Financial Officer stating that:

(i)    the representations, warranties and agreements of the Partnership in this Agreement are true and correct on and as of the Closing

Date, and the Partnership has complied with all the agreements contained herein and satisfied all the conditions to be performed or satisfied hereunder at or prior to the Closing Date;

(ii)    the Prospectus has been timely filed with the Commission; no stop order suspending the effectiveness of the Registration Statement has been issued; and no proceedings or examination for that purpose have been instituted or, to the knowledge of such officers, threatened by the Commission; no notice pursuant to Rule 401(g)(2) of the Rules and Regulations has been received; any request of the Commission for inclusion of additional information in the Registration Statement or the Prospectus or otherwise has been disclosed to the Underwriters and complied with; and the Commission has not notified the Partnership of any objection to the use of the form of the Registration Statement or any post-effective amendment thereto;

(iii)    they have carefully examined the Registration Statement, the Prospectus and the Time of Sale Prospectus, and, in their opinion, (A) (1) the Registration Statement, as of the Effective Date, (2) the Prospectus, as of its date and on the Closing Date, and (3) the Time of Sale Prospectus, as of the Time of Sale, did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact (i) solely in the case of the Registration Statement required to be stated therein or (ii) necessary to make the statements therein not misleading (in the case of the Prospectus or the Time of Sale Prospectus, in the light of the circumstances under which such statements were made), except, in the case of the Time of Sale Prospectus, that the price of the Notes and disclosures directly relating thereto are included in the Prospectus, and (B) since the Effective Date, no event has occurred that should have been set forth in a supplement or amendment to the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus that has not been so set forth; and

(iv)    no event contemplated in Section 7(h) or 7(i) has occurred in respect of the Partnership Entities.

(h)    (A) The Partnership Entities (taken as a whole) shall not have sustained since the date of the latest audited financial statements included or incorporated by reference in the most recent preliminary prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Time of Sale Prospectus and the Prospectus or shall have become a party to or the subject of any litigation, court or governmental action, investigation, order or decree which is materially adverse to the Partnership Entities, taken as a whole and (B) since such date there shall not have been any material adverse change in the partners’ or members’ capital, capital stock or short-term or long-term debt of the Partnership Entities, taken as a whole, or any change, or any development involving a prospective material adverse change, in or affecting the general affairs, operations, business, prospects, capitalization, management, financial position, securityholders’ equity or results of operations of the Partnership Entities, taken as a whole, otherwise than as set forth or contemplated in the Time of Sale Prospectus and the Prospectus, the effect of which, in any such case described in clause (A) or (B), is to make it, in the judgment of the Managers, impracticable or inadvisable to proceed with the public offering or the delivery of the Notes being delivered on the Closing Date on the terms and in the manner contemplated in the Time of Sale Prospectus and the Prospectus

(i)    Subsequent to the execution and delivery of this Agreement, if any debt securities of the Partnership are rated by any “nationally recognized statistical rating organization,” as that term is defined in Section 3(a)(62) of the Exchange Act, (i) no downgrading shall have occurred in the rating accorded such debt securities (including the Notes) and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any securities of the Partnership.

(j)    If any event shall have occurred on or prior to the Closing Date that requires the Partnership to prepare an amendment or supplement to the Prospectus, such amendment or supplement shall have been prepared, the Managers shall have been given a reasonable opportunity to comment thereon as provided in Section 5(a)(iv) hereof, and copies thereof shall have been delivered to the Managers reasonably in advance of the Closing Date.

(k)    No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the sale of the Notes; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent sale of the Notes.

(l)    The Partnership shall have furnished the Managers such additional documents and certificates as the Managers or counsel for the Underwriters may reasonably request.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to the Underwriters and counsel for the Underwriters.

8.    Indemnification and Contribution.

(a)    The Partnership agrees to indemnify and hold harmless each Underwriter, its officers, directors, employees and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 of the Rules and Regulations from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) of the Rules and Regulations, any information of the Partnership that has been filed, or is required to be filed, pursuant to Rule 433(d) of the Rules and Regulations, or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Partnership in writing by such Underwriter through you expressly for use therein.

(b)    Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Partnership, each of the directors and officers of the General Partner who sign the Registration Statement and each person, if any, who controls the Partnership within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Partnership in writing by such Underwriter through you expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus or the Prospectus or any amendment or supplement thereto. The Partnership acknowledges that the statements set forth in (i) the statement on the cover page regarding delivery of the Notes and (ii) under the heading “Underwriting,” (A) the sentences related to concessions and reallowances and (B) the paragraph related to stabilization, syndicate covering transactions and penalty bids in any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus or the Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus or the Prospectus.

(c)    In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Managers, in the case of parties indemnified pursuant to Section 8(a), and by the Partnership, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (A) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)    To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Partnership on the one hand and the Underwriters on the other hand from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Partnership on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Partnership on the one hand and the Underwriters on the other hand in connection with the offering of the Notes shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Notes (before deducting expenses) received by the Partnership and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate public offering price of the Notes. The relative fault of the Partnership on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Partnership or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective number of Notes they have purchased hereunder, and not joint.

(e)    The Partnership and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

9.    Effectiveness; Default by an Underwriter. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, any one or more of the Underwriters shall fail or refuse to purchase the Notes that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Notes to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Notes set forth opposite their respective names in Schedule I bears to the aggregate number of Notes set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Notes that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 9 by an amount in excess of one-ninth of such number of Notes without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase the Notes and the aggregate number of Notes with respect to which such default occurs is more than one-tenth of the aggregate number of Notes to be purchased on such date, and arrangements satisfactory to you and the Partnership for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Partnership. In any such case either you or the Partnership shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If the Partnership shall fail to tender the Notes for delivery to the Underwriters by reason of any failure, refusal or inability on the part of the Partnership to perform any agreement on its part to be performed, or because any other condition to the Underwriters’ obligations hereunder required to be fulfilled by the Partnership is not fulfilled for any reason or the Underwriters shall decline to purchase the Notes for any reason permitted under this Agreement, then, except as specified in the following sentence, the Partnership will reimburse the Underwriters for all reasonable out-of-pocket expenses (including fees and disbursements of counsel) incurred by Underwriters in connection with this Agreement and the proposed purchase of the Notes, and upon demand the Partnership shall pay the full amount thereof to the Underwriters. If this Agreement is terminated (i) pursuant to Section 10 because of the occurrence of any event specified in Section 10 (other than as specified in Section 10(ii)), the Partnership shall not be obligated to reimburse the Underwriters for any expenses specified in the immediately preceding sentence or (ii) pursuant to this Section 9 by reason of the default of one or more Underwriters, the Partnership shall not be obligated to reimburse any defaulting Underwriter on account of those expenses.

10.    Termination. The Underwriters may terminate this Agreement by notice given by the Managers to the Partnership, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange or the NASDAQ Global Market, (ii) trading of any securities of the Partnership shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Notes on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

11. Research Analyst Independence. The Partnership acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that the Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Partnership and/or the offering that differ from the views of their respective investment banking divisions.

The Partnership hereby waives and releases, to the fullest extent permitted by law, any claims that the Partnership may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Partnership by the Underwriters’ investment banking divisions. The Partnership acknowledges that each Underwriter is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of any of the Partnership Entities.

12.    Entire Agreement.

(a)    This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Notes, represents the entire agreement between the Partnership and the Underwriters with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Notes.

(b)    The Partnership acknowledges that in connection with the offering of the Notes: (i) the Underwriters have acted at arms length, are not agents of, and owe no fiduciary duties to, the Partnership or any other person, (ii) the Underwriters owe the Partnership only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Partnership. The Partnership waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Notes.

13.    Notices, Etc. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters, shall be delivered, mailed or sent in care of Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration, Fascimile: 646-834-8133; PNC Capital Markets LLC, 300 Fifth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Head of Corporate Securities, Fascimile: 412-762-2760; SunTrust Robinson Humphrey, Inc., 3333 Peachtree Road NE, 11th Floor, Atlanta, Georgia 30326, Attention: Legal Department, Fascimile: 404-214-8295; TD Securities (USA) LLC, 31 West 52nd Street, 2nd Floor, New York, New York 10019, Attention: Transaction Management Group, email: Email: ustmg@tdsecurities.com; Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Attention: Transaction Management, Fascimile: 704-410-0326; and, if to the General Partner and the Partnership, shall be delivered or sent by mail or facsimile transmission to the address set forth in the Registration Statement, Attn: General Counsel, Facsimile: 918-574-7039.

14. Survival. The respective indemnities, representations, warranties and agreements of the Partnership and the Underwriters contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement or any certificate delivered pursuant hereto, shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or investigation made by or on behalf of any of them or any person controlling any of them.

15.    Governing Law. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement, directly or indirectly, shall be governed by and construed in accordance with the laws of the State of New York.

16.    Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies or “pdf” or similar electronic data format copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

17.    Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Partnership, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

18.    Jurisdiction; Venue. The parties hereby consent to (i) nonexclusive jurisdiction in the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, (ii) nonexclusive personal service with respect thereto, and (iii) personal jurisdiction, service and venue in any court in which any claim arising out of or in any way relating to this Agreement is brought by any third party against the Underwriters or any indemnified party. Each of the parties (on its behalf and, to the extent permitted by applicable law, on behalf of its limited partners and affiliates) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The parties agree that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon the parties and may be enforced in any other courts to the jurisdiction of which the parties is or may be subject, by suit upon such judgment.

19.    Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

20.    Recognition of the U.S. Special Resolution Regimes.

(a)    In the event that any Underwriter that is a Covered Entity (as defined in this Section 20) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined in this Section 20), the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)    In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate (as defined in this Section 20) of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined in this Section 20) under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c)    For purposes of this Section 20: (i) a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); (ii) a “Covered Entity” means any of the following: (A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (B) “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); (iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and (iv) “U.S. Special Resolution Regime” means each of (A) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (B) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

(Signature Pages to Follow.)

If the foregoing correctly sets forth the agreement among the Partnership and the Underwriters, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

MAGELLAN MIDSTREAM PARTNERS, L.P.

By:	Magellan GP, LLC,
its General Partner

By:	/s/ Jeff Holman
Jeff Holman
Senior Vice President, Chief Financial Officer and Treasurer

Magellan Midstream Partners, L.P.

Signature Page to Underwriting Agreement

Accepted:

BARCLAYS CAPITAL INC.

PNC CAPITAL MARKETS LLC

SUNTRUST ROBINSON HUMPHREY, INC.

TD SECURITIES (USA) LLC

WELLS FARGO SECURITIES, LLC

on behalf of themselves and the several

Underwriters named on Schedule I hereto

BARCLAYS CAPITAL INC.

By:	/s/ Andrew Pocius
Name:	Andrew Pocius
Title:	Managing Director

PNC CAPITAL MARKETS LLC

By:	/s/ Robert W. Thomas
Name:	Robert W. Thomas
Title:	Managing Director

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Robert Nordlinger
Name:	Robert Nordlinger
Title:	Director

TD SECURITIES (USA) LLC

By:	/s/ Luiz Lanfredi
Name:	Luiz Lanfredi
Title:	Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name:	Carolyn Hurley
Title:	Director

Magellan Midstream Partners, L.P.

Signature Page to Underwriting Agreement

SCHEDULE I

Underwriters	Principal Amount of 2050 Notes
Barclays Capital Inc.	$80,000,000
PNC Capital Markets LLC	80,000,000
SunTrust Robinson Humphrey, Inc.	80,000,000
TD Securities (USA) LLC	80,000,000
Wells Fargo Securities, LLC	80,000,000
J.P. Morgan Securities LLC	20,000,000
Mizuho Securities USA LLC	20,000,000
RBC Capital Markets, LLC	20,000,000
SMBC Nikko Securities America, Inc.	20,000,000
U.S. Bancorp Investments, Inc.	20,000,000
TOTAL:	$500,000,000

Schedule I

SCHEDULE II

Issuer Free Writing Prospectuses Included in the Time of Sale Prospectus

Term Sheet, dated August 8, 2019.

Schedule II

SCHEDULE III

Significant Subsidiaries

Subsidiary	Jurisdiction of Formation
Magellan Pipeline Company, L.P.	Delaware
Magellan OLP, L.P.	Delaware
Magellan Terminals Holdings, L.P.	Delaware
Magellan Asset Services, L.P.	Delaware
Magellan Pipeline Terminals, L.P.	Delaware
Magellan Crude Oil Pipeline Company, L.P.	Delaware

Schedule III

ANNEX I

Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated August 8, 2019

Relating to Preliminary Prospectus Supplement dated August 8, 2019

Registration No. 333-223097

MAGELLAN MIDSTREAM PARTNERS, L.P.

$500,000,000 3.950% SENIOR NOTES DUE 2050

Issuer:	Magellan Midstream Partners, L.P.

Expected Ratings (Moody’s/S&P)*:	[Intentionally Omitted]

Note Type:	Senior Unsecured Notes

Title of Securities:	3.950% Senior Notes due 2050

Pricing Date:	August 8, 2019

Settlement Date (T+7)**:	August 19, 2019

Interest Payment Dates:	March 1 and September 1, commencing March 1, 2020

Maturity Date:	March 1, 2050

Principal Amount:	$500,000,000

Benchmark Treasury:	3.000% due February 15, 2049

Benchmark Treasury Price/Yield:	116-15 / 2.235%

Spread to Benchmark Treasury:	+172 basis points

Yield to Maturity:	3.955%

Coupon:	3.950%

Public Offering Price:	99.910% of the principal amount

Optional Redemption Provisions:

Make-Whole Call:	Prior to September 1, 2049, at a price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes matured on September 1, 2049, but for the redemption, (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points; plus, in either case, accrued and unpaid interest, if any, to the date of redemption.

Par Call:	On or after September 1, 2049, we will pay an amount equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on the notes redeemed to the redemption date.

Annex I – Page 1

CUSIP / ISIN:	559080AP1 / US559080AP17

Joint Book-Running Managers:	Barclays Capital Inc. PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc. TD Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:	J.P. Morgan Securities LLC Mizuho Securities USA LLC RBC Capital Markets, LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

************************

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

It is expected that delivery of the notes will be made to investors on or about August 19, 2019, which will be the seventh business day following the date hereof (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day prior to delivery of the notes hereunder may be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and such purchasers should consult their own advisors.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, PNC Capital Markets LLC at 1-855-881-0697, SunTrust Robinson Humphrey, Inc. at 1-800-685-4786, TD Securities (USA) LLC at 1-855-495-9846 or Wells Fargo Securities, LLC at 1-800-645-3751.

Annex I – Page 2